Exhibit 99.1

400 South LaSalle Street Chicago, IL 60605 www.cboe.com http://cboenews.com http://ir.cboe.com
NEWS

FOR IMMEDIATE RELEASE

CBOE HOLDINGS, INC. ANNOUNCES

2011 ANNUAL MEETING RESULTS

CHICAGO, May 18, 2011 — CBOE Holdings, Inc. (NASDAQ: CBOE) today announced results of five proposals voted on at its Annual Meeting of Stockholders on Tuesday, May 17, 2011.

Stockholders elected to the Board of Directors, to one-year terms expiring in 2012, the following 16 nominees:

• William J. Brodsky • James R. Boris • Mark F. Duffy • David A. Fisher • Janet P. Froetscher • Paul Kepes • Stuart J. Kipnes • Duane R. Kullberg	• Benjamin R. Londergan • R. Eden Martin • Roderick A. Palmore • Susan M. Phillips • William R. Power • Samuel K. Skinner • Carole E. Stone • Eugene S. Sunshine

In addition, stockholders voted to:

•                  Endorse the executive compensation paid to CBOE Holdings, Inc. executive officers;

•                  Endorse a two-year frequency for a vote on its executive compensation program;

•                  Approve the Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan; and

•                  Ratify the appointment of Deloitte & Touche LLP as CBOE Holdings, Inc.’s independent registered public accounting firm for fiscal year 2011.

Additional information about each of the matters acted upon by stockholders at the annual meeting is in the proxy statement that was furnished to stockholders in connection with the meeting. The proxy statement is also available on the Investor Relations portion of www.cboe.com. The final vote totals for the matters acted upon by stockholders at the annual meeting will be reported in a Form 8-K filing with the SEC and posted on www.cboe.com.

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CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE), C2 Options Exchange and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading, enabling customers to choose their trading method. CBOE’s Hybrid is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports C2 Options Exchange (C2), the CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago.

CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the AAA-rated OCC.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

CBOE-C

CBOE®,  Chicago Board Options Exchange®,  CBSX®,  CBOE Stock Exchange®,  CFE®,  CBOEdirect®,  FLEX®,  Hybrid®,   LEAPS®,  CBOE Volatility Index® and VIX® are registered trademarks, and BuyWriteSM, BXMSM, SPXSM, C2SM, C2 Options ExchangeSM, CBOE Futures ExchangeSM and The Options Institute are servicemarks of Chicago Board Options Exchange, Incorporated (CBOE).  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services, LLC and have been licensed for use by CBOE.

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